EXHIBIT 8.1

2900 K Street NW #200
Washington, DC 20007-5118
202.625.3500 tel
202.298.7570 fax

May 6, 2013

Ford Credit Floorplan Corporation

c/o Ford Motor Credit Company LLC

c/o Ford Motor Company

One American Road

Dearborn, Michigan 48126

Ford Credit Floorplan LLC

c/o Ford Motor Credit Company LLC

c/o Ford Motor Company

One American Road

Dearborn, Michigan 48126

Re:                             Registration Statement on Form S-3 File No.  333-187623

Ladies and Gentlemen:

We have acted as special tax counsel to Ford Credit Floorplan Corporation, a Delaware corporation (“FCF Corp”), and Ford Credit Floorplan LLC, a Delaware limited liability company (“FCF LLC” and, together with FCF Corp, the “Co-Registrants”), and Ford Credit Floorplan Master Owner Trust A, as issuer (the “Trust”), in connection with the above-referenced Registration Statement (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the Asset Backed Notes (the “Notes”) and with the authorization and issuance from time to time in one or more series (each, a “Series”) of Notes.  As set forth in the Registration Statement, the Trust is governed by the Second Amended and Restated Trust Agreement, dated as of August 1, 2001, as amended and restated as of December 1, 2010 (the “Trust Agreement”), between the Co-Registrants, as depositors, and U.S. Bank Trust National Association, as owner trustee (the “Owner Trustee”), and each Series of Notes will be issued under and pursuant to the Second Amended and Restated Indenture, dated as of August 1, 2001, as amended and restated as of December 1, 2010 (the “Indenture”), between the Trust and The Bank of New York Mellon, as indenture trustee (the “Indenture Trustee”), as such Indenture may be amended, supplemented or otherwise modified by an indenture supplement (the “Indenture Supplement”) to be entered into between the Trust and the Indenture Trustee (the Indenture, the Indenture Supplement and the Trust Agreement being referred to herein as the “Agreements”).

We have examined the form of prospectus (the “Prospectus”) and form of prospectus supplement (the “Prospectus Supplement”) related thereto contained in the Registration

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LONDON: KATTEN MUCHIN ROSENMAN UK LLP

A limited liability partnership including professional corporations

Statement and such other documents, records and instruments as we have deemed necessary for the purposes of this opinion.

In arriving at the opinion expressed below, we have assumed that each Agreement will be duly authorized by all necessary corporate or limited liability company action on the part of the Co-Registrants, as the case may be, the Indenture Trustee, the Owner Trustee and any other party thereto for such Series of Notes and will be duly executed and delivered by the Co-Registrants, as the case may be, the Indenture Trustee, the Owner Trustee and any other party thereto substantially in the applicable form filed or incorporated by reference as an exhibit to the Registration Statement, and that Notes will be sold as described in the Registration Statement.  As to various questions of fact material to such opinions, we have relied, to the extent we deemed appropriate, upon representations, statements and certificates of officers and representatives of the Registrants and others.

As special tax counsel to the Co-Registrants, we have advised the Co-Registrants with respect to material federal income tax aspects of the proposed issuance of each Series of Notes pursuant to the related Agreement.  Such advice has formed the basis for the description of federal income tax consequences for holders of such Notes that appear under the headings “Summary—Tax Status” and “Tax Considerations” in the Prospectus Supplement and “Summary—Tax Status” and “Tax Considerations” in the Prospectus.  We hereby confirm and adopt as our opinion those opinions set forth under the above-specified headings (in each case subject to the terms and conditions set forth therein.)

This opinion is based on the facts and circumstances set forth in the Registration Statement and in the other documents reviewed by us.  Our opinion as to the matters set forth herein could change with respect to a particular Series of Notes as a result of changes in facts or circumstances, changes in the terms of the documents reviewed by us, or changes in the law subsequent to the date hereof.  Because the Prospectus Supplement and the Prospectus contemplate Series of Notes with different characteristics, you should be aware that the particular characteristics of each Series of Notes must be considered in determining the applicability of this opinion to a particular Series of Notes.

This opinion is based upon our interpretations of current law, including the Internal Revenue Code of 1986, as amended, judicial decisions, administrative rulings and existing final and temporary Treasury regulations, which are subject to change both prospectively and retroactively, and upon the facts and assumptions discussed herein.  This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein.  In addition, our opinion is based on the assumption that the matter, if litigated, will be properly presented to the applicable court.  Furthermore, our opinion is not binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not take a contrary position.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to references to this firm as special tax counsel to the Co-Registrants under the above-

specified headings in the Prospectus Supplement and in the Prospectus, without implying or admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Katten Muchin Rosenman LLP